Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January
10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

	                  Votes	         Votes
	                  For	         Withheld
Jameson A. Baxter        16,521,495      384,171
Charles B. Curtis        16,482,117      423,549
Myra R. Drucker          16,491,287      414,379
Charles E. Haldeman, Jr. 16,471,310      434,356
John A. Hill             16,482,527      423,139
Ronald J. Jackson*       16,501,419      404,247
Paul L. Joskow           16,489,178      416,488
Elizabeth T. Kennan      16,507,786      397,880
John H. Mullin, III      16,481,367      424,299
Robert E. Patterson      16,507,922      397,744
George Putnam, III       16,450,224      455,442
A.J.C. Smith**           16,443,064      462,602
W. Thomas Stephens       16,446,465      459,201
Richard B. Worley        16,446,977      458,689


*Mr. Jackson retired from the Board of Trustees on June 10,
2005
**Mr. Smith resigned from the Board of Trustees on January
14, 2005.

January 10, 2005 meeting

A proposal to amend funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment
Company Act was defeated as follows:

 Votes	             Votes	       Abstentions
 for	             against
 10,644,291          817,787           4,818,696



A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

Votes	              Votes	       Abstentions
for                   against
10,628,346            821,198          4,831,230



A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market was approved as follows:

Votes	              Votes	       Abstentions
for	              against
11,013,190            541,084          4,726,500




A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

Votes                     Votes          Abstentions
for                       against
10,721,954                688,435        4,870,385



All tabulations are rounded to the nearest whole number.